EXHIBIT 99.1

NeoTherapeutics’ stockholders approve
reverse stock split and proposal for new financings

Trading on post-split basis to commence September 6, 2002

IRVINE, Calif., Sept. 5, 2002 — NeoTherapeutics Inc. (NASDAQ: NEOT), announced today that its stockholders have approved an amendment to the Company’s certificate of incorporation to effect a 25-for-1 reverse split of the Company’s common stock. Approximately 86 percent of shares outstanding were voted in favor of the reverse split. Commencing Friday, September 6th, the Company’s stock will trade on a post-split basis under the interim trading symbol of “NEOTD” for 20 trading days to assist in making investors aware of the split. After the end of this period, the trading symbol will revert to “NEOT”.

The stockholders of the Company also approved the raising, as necessary, of up to $10,000,000, through the issuance of the Company’s common stock and/or warrants exercisable for the purchase of common stock, up to a maximum of 10,000,000 shares of common stock, potentially at discounts to the then current market price.

“We are pleased with the approval of both proposals and the commitment our shareholders have demonstrated to the Company and our management team,” said Rajesh Shrotriya, Chairman of the Board, Chief Executive Officer and President of NeoTherapeutics. During the meeting, Dr. Shrotriya provided shareholders with an update of the Company’s operations including announcing that the Company has achieved its target to reduce the cash burn rate to below $500,000 per month. In addition, Dr. Shrotriya announced that he and the top two officers of the Company agreed to defer one hundred percent of their salary until the Company obtains additional financings.

The Company currently has approximately 39,752,812 shares of common stock outstanding. Following the reverse split, there will be approximately 1,590,112 shares outstanding, subject to rounding for fractional shares.

In the reverse stock split, each twenty-five shares of the Company’s old common stock issued and outstanding will be automatically converted into one new share of common stock. Fractional shares of stock will not be issued as a result of the reverse split. Stockholders who would otherwise receive a fractional share of common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares, based on the closing price of the common stock on September 5, 2002. As a result, each stockholder who owns less than 25 shares of common stock immediately before the reverse stock split will no longer be a stockholder after the reverse stock split. Stockholders will receive instructions by mail regarding the method of exchanging the old stock certificates for new stock certificates. U.S. Stock Transfer Corporation, the Company’s transfer agent, will act as the exchange agent for the purpose of implementing the exchange of stock certificates in relation to the reverse stock split.

In addition, the number of shares of common stock reserved under the Company’s stock option plans and for issuance pursuant to warrants to purchase the Company’s common stock, the number of shares of common stock subject to those options and warrants and the terms of each outstanding option and warrant to purchase common stock will be adjusted to reflect the reverse stock split.

NeoTherapeutics seeks to create value for shareholders through the in-licensing and commercialization of anti-cancer drugs and the discovery and out-licensing of drugs for central nervous system disorders. Satraplatin, the Company’s lead oncology drug, is being prepared for a phase 3 study in prostate cancer. Additional anti-cancer drugs are in phase 1 and 2 stages of development for bladder cancer and non-Hodgkin’s lymphoma. The Company has pre-clinical neurological drug candidates for disorders such as attention deficit hyperactivity disorder, schizophrenia, dementia, mild cognitive impairment, anxiety and pain. For additional information visit the Company’s web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.